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               [LETTERHEAD OF STATE OF CONNECTICUT APPEARS HERE]

                                                                 Exhibit 4(b)(i)

                                April 18, 1995



Mr. James L. Morgan
Senior Vice President and Chief Accounting Officer
The Travelers Insurance Company
One Tower Square
Hartford, CT  06183


Re: D - Prior Notice of a Transaction

Dear Mr. Morgan:

     The Form D dated April 5, 1995 on behalf of The Travelers Insurance Company
(TIC) and The Travelers Life and Annuity Company (TLAC) along with the attached exhibits, has been reviewed.

     Approval is granted for the transaction pursuant to Connecticut General Statute 38a-136(b)(1).

     Under the terms of the Limited Guaranty Agreement, TIC will guaranty that the capital and surplus of TLAC, its wholly-owned subsidiary, will be maintained at the minimum required by New Jersey, North Carolina, and such other states as may impose similar admission requirements. The Limited Guaranty Agreement will be used to obtain licenses for TLAC, as well as to meet the requirements of the SEC for the issuance of modified guaranteed annuity contracts.

                                         Very truly yours,

                                         /s/ Louis J. Scotti

                                         Louis J. Scotti
                                         Assistant Director
                                         Regulatory Compliance
                                         Examination Division

LJS:pem